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                                                                    Exhibit 23.1

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-4/A No. 1 of our reports dated March 13, 2006, except for Note 23 to the consolidated financial statements, as to which the date is September 22, 2006, relating to the consolidated financial statements and financial statement schedule of P.H. Glatfelter Company and subsidiaries, and management's report on the effectiveness of internal control over financial reporting, appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the heading "Experts" in such Prospectus.


DELOITTE & TOUCHE LLP

Philadelphia, Pennsylvania
September 22, 2006